Exhibit 5.2

600 Congress Avenue, Suite 2200 Austin, TX 78701 Telephone: 512-305-4700 Fax: 512-305-4800 www.lockelord.com

June 6, 2018

Board of Directors

The Chemours Company

1007 Market Street

Wilmington, Delaware 19899

Ladies and Gentlemen:

We have acted as local Texas counsel to FT Chemical, Inc., a Texas corporation (the “Texas Guarantor”), a wholly owned subsidiary of The Chemours Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of €450,000,000 aggregate principal amount of its 4.000% senior notes due 2026 (the “Notes”) and the guarantees of the Notes by the Guarantors (defined below), including the Texas Guarantor (the “Guarantees”, and together with the Notes, the “Securities”), pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of May 22, 2018, by and among the Company, the guarantors listed on Schedule B thereto (the “Guarantors”), and Citigroup Global Markets, Inc., on behalf of itself and as the representative of the several underwriters listed on Schedule A thereto. The securities are being issued pursuant to (i) the Indenture, dated as of May 23, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the ”Trustee”), and supplemented by (a) the Second Supplemental Indenture, dated as of June 6, 2018 (the “Supplemental Indenture”) among the Company, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

The offer and sale of the Securities is being made pursuant to the Registration Statement on Form S-3ASR (Registration No. 333-217642) and Post-Effective Amendment No. 1 thereto (collectively, the “Registration Statement”), relating to the Securities and other securities, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in the Registration Statement (the “Base Prospectus”) and the supplement to the Base Prospectus dated May 22, 2018 (the “Prospectus Supplement”), filed by the Company with the Commission. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

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June 6, 2018

We call your attention to the fact that we do not represent the Texas Guarantor on a regular basis. In connection with our preparation of this letter, we have not communicated directly with the Texas Guarantor, but only with their lead counsel, Morrison & Foerster LLP, and our communications regarding factual and informational matters relevant to the Texas Guarantor and to our opinions rendered herein have been conducted solely with Morrison & Foerster LLP on behalf of the Texas Guarantor. There may exist matters of a legal nature which could have a bearing on the Registration Statement, the Prospectus Supplement, the Guarantees and/or the transactions related thereto with respect to which we have not been consulted.

In connection with this opinion, we have reviewed the following documents:

A.	the Indenture;

B.	the Guarantees of the Texas Subsidiary;

C.	the Registration Statement

D.	the Prospectus Supplement;

E.	the Global Notes representing the Notes (including the endorsements of the Guarantees thereon);

F.	a pdf copy of the certificate of fact issued by the Secretary of State of the State of Texas, with respect to the Texas Guarantor, dated March 19, 2018 (the “Certificate of Fact”), a copy of the Franchise Tax Account status for the Texas Guarantor printed from the website of the Texas Comptroller of Public Accounts as of June 5, 2018 confirming the active account status of the Texas Guarantor (the “Good Standing Status”), and a letter from CT Corporation dated June 5, 2018 confirming the Texas Guarantor as active and in good standing with the Secretary of State of the State of Texas (the “Bring-Down Letter”); and;

G.	a copy of (i) the Articles of Incorporation of the Texas Guarantor certified by the Secretary of State of the State of Texas dated as of May 4, 2018 (the “Articles of Incorporation”), (ii) the Bylaws of the Texas Guarantor as are in full force and effect as of June 6, 2018 (the “Bylaws”; and together with the Articles of Incorporation, the “Governing Documents”) and (iii) the resolutions of the Board of Directors of the Texas Guarantor dated March 9, 2018, in each case as attached to an Omnibus Secretary’s Certificate dated the date hereof executed by the secretary or assistant secretary of the Texas Guarantor (the “Secretary’s Certificate”); and

H.	the Secretary’s Certificate and the attachments thereto.

We have made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on the certificates of public officials listed above, and, as to matters of fact material to our opinions also without independent verification, the Secretary’s Certificate. We have assumed the factual matters contained in certificates from public officials remain true and correct as of the date hereof. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

June 6, 2018

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Texas Guarantor. In making our examination of documents executed by parties other than the Texas Guarantor (including the Registration Statement and the Indenture), we have assumed that such parties had the power and authority, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.       The Texas Guarantor is a corporation validly existing and in good standing under the laws of the State of Texas. Our opinion in this Section 1 as to the valid existence and good standing of the Texas Guarantor is based solely upon our examination of the Certificate of Fact, Good Standing Status and Bring-Down Letter and is limited to the meaning ascribed to such Certificate of Fact by the Secretary of State of the State of Texas.

2.       Assuming that the issuance and terms of any debt securities, including the Securities, and the terms of the offering thereof have been duly authorized (including the provision of Guarantees in connection therewith) by the parties other than the Texas Guarantor, the Texas Guarantor has the corporate power to enter into and perform its obligations under the Supplemental Indenture and Guarantees to which it is a party and to incur the obligations provided therein.

3.       The Texas Guarantor has taken all corporate action necessary to authorize the execution, delivery and performance of the Supplemental Indenture and the Guarantees to which it is a party.

4.       The Texas Guarantor has duly executed and delivered the Supplemental Indenture and the Guarantees to which it is a party.

The foregoing opinions are subject to the following exceptions, assumptions, limitations and qualifications:

(a)       Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally.

(b)       We express no opinion as to the application or requirements of patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety or tax laws in respect of the transactions contemplated by or referred to in the Prospectus Supplement and/or the Guarantees.

June 6, 2018

(c)       In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Prospectus Supplement (or the Registration Statement to which it relates) or other offering material regarding the Texas Guarantor or regarding the Guarantees, or regarding the offering and sale of the Securities.

(d)       We express no opinion hereunder with respect to any federal, state “blue sky” or foreign securities laws.

Our opinions are rendered only with respect to Texas laws and the rules, regulations and orders thereunder which are currently in effect and which, in our experience, are normally applicable to transactions of the type contemplated by the Prospectus Supplement and the Guarantees (collectively, the “Covered Laws”). In addition, and without limiting the generality of the foregoing definition of Covered Laws, the term “Covered Laws” does not include any law, rule or regulation that is applicable to the Texas Guarantor, the Guarantees or the transactions contemplated by the Prospectus Supplement and the Guarantees solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Guarantees or any of its affiliates due to the specific assets or business of such party or such affiliate. To the extent the matters covered hereby relate to the laws of any other jurisdiction, we express no opinion on the laws of such jurisdiction(s) or on the extent to which the application of the laws of such jurisdiction(s) might affect the opinions expressed in this letter. While certain members of this firm are admitted in other jurisdictions, we have not examined the laws of any jurisdictions other than those of the State of Texas and express no opinion with respect to the laws of any state other than the State of Texas.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to the laws presently in effect. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

In connection with the opinion of Morrison & Foerster LLP of even date herewith, Morrison & Foerster, LLP is authorized to rely on this opinion to the same extent as, but no greater than, the addressee of this opinion.

We consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 6, 2018. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP